Valkyrie ETF Trust II 485BPOS

  Exhibit 99.(g)(2)

Exhibit A

to the Custody Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF